Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 26, 2006, accompanying the financial statements of Jo-Ann Stores, Inc. 401(k) Savings Plan included on Form 11-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the previously filed Registration Statement on Form S-8 (File No. 333-55280, effective February 9, 2001).
/s/ GRANT THORNTON LLP
Cleveland, Ohio
June 26, 2006